STATE OF NEW JERSEY
DEPARTMENT OF TREASURY
FILING CERTIFICATION (CERTIFIED COPY)

UTZ TECHNOLOGIES, INC.
3508820000

I, the Treasurer of the State of New Jersey, do hereby certify, that the above named business did file and record in this department a Certificate of Amendment on September 13th, 2021 and that the attached is a true copy of this document as the same is taken from and compared with the original(s) filed in this office and now remaining on file and of record.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my Official Seal at Trenton, this 14th day of September, 2021

Elizabeth Maher Muoio
State Treasurer

Certificate Number: 143273804

Verify this certificate online at

https://www.njportal.com/DOR/businessrecords/Validate.aspx

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF UTZ TECHNOLOGIES, INC.

Utz Technologies, Inc., a corporation organized and existing under and by virtue of the provisions of the New Jersey Business Corporation Act,

DOES HEREBY CERTIFY:

1. That the name of this corporation is Utz Technologies, Inc., and that this corporation was originally incorporated pursuant to the New Jersey Business Corporation Act on March 10, 1971 under the name Donald Utz Engineering, Inc.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the corporation's principal stockholder.

3. That the principal stockholder which holds approximately 62.00% of the voting power approved the proposed amendment and restatement.

4. The proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

1. The name of the corporation is Utz Technologies, Inc. (the "Corporation").

2. The address of the Corporation's registered office in the State of New Jersey is 181 New Road #304, Parsippany, NJ 07054. The name of its registered agent at such address is Corporate Creations Network Inc.

3. Officers and Directors. The officers of the Company and members of the Company's board of directors are the following:

(a) Paul Kelley Dunne is the Chief Executive Officer and a director of the Company with address in 21 Omaha Street, Dumont, NJ 07628.

(b) Brian Weis is the Chief Operating Officer of the Company with address in 21 Omaha Street, Dumont, NJ 07628.

(c) Earl Scott is the Chief People Officer of the Company with address in 21 Omaha Street, Dumont, NJ 07628.

(d) Keith Eckert is the Chief Financial Officer of the Company with address in 21 Omaha Street, Dumont, NJ 07628.

(e) Ross DiMaggio is a director of the Company with address in 21 Omaha Street, Dumont, NJ 07628.

4. The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the New Jersey Business Corporation Act.

5. (a) The total number of shares of stock of all classes and series the Corporation shall have authority to issue is 1,660,000,000 shares consisting of (i) 1,650,000,000 shares of Common Stock, par value of $0.000001 per share, and (ii) 10,000,000 shares of Preferred Stock, par value $0.000001.

(b) Shares of Preferred Stock may be issued from time-to-time in one or more series, each of such series to have such terms as stated in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors (the "Board") of the Corporation as hereinafter provided. In connection with the establishment of any such series, the Board may determine and fix the designation of and the number of shares comprising such series, and such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the fullest extent permitted by the New Jersey Business Corporation Act.

(c) Voting.

(1) Except as required by law, each share of Common Stock shall entitle the holder to one vote for each share of Common Stock held on any matter submitted to the stockholders of the Corporation for a vote or approval.

(2) Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock of the Corporation entitled to vote thereon (in addition to any vote of the holders of one or more series of Preferred Stock entitled to vote thereon) unless a different vote is required by applicable law.

(3) Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on the approval of any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock.

6. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

(a) Powers of the Board. In addition to the powers and authority expressly conferred upon them by applicable law or by this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (as amended and/or restated from time to time, the "Bylaws"), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

(b) Number of Directors. Except as may be provided in a resolution or resolutions of the Board providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series and except as otherwise required by applicable law, the total number of directors constituting the Board shall be fixed from time-to-time in accordance with the Bylaws.

(c) Removal of Directors. Except as may be provided in a resolution or resolutions of the Board providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series and except as otherwise required by applicable law, the Board or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors.

(d) Current Board. The mailing address of the Board as of the date of this Amended and Restated Certificate of Incorporation is 21 Omaha Street, Dumont, NJ 07628.

7. Bylaws. Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board

then in office shall be required in order for the Board to adopt, repeal, alter, amend or rescind the Corporation's Bylaws. The stockholders shall also have power to adopt, repeal, alter, amend or rescind the Bylaws.

8. Stockholders' Meetings.

(a) Meetings of stockholders may be held within or without the State of New Jersey, as the Bylaws may provide. The books of the Corporation may be kept outside the State of New Jersey at such place or places as may be designated from time-to-time by the Board or in the Bylaws.

(b) Election of directors need not be by written ballot unless the Bylaws shall so provide.

(c) Except as otherwise required by law, special meetings of the stockholders of the Corporation may be called only by (i) an officer of the Corporation pursuant to a resolution adopted by a majority of the Board then in office or (ii) the Chairperson of the Board.

9. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

10. To the fullest extent permitted by law, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders, except if and to the extent that the liability arises from a breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its stockholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. As used in this subsection, an act or omission in breach of a person's duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the Corporation or its stockholders in connection with a matter in which he has a material conflict of interest. If the New Jersey Business Corporation Act or any other law of the State of New Jersey is amended after approval by the stockholders of this Section 9 to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act or other law of the State of New Jersey as so amended. Any repeal or modification of the foregoing provisions of this Section 9 by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of, or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

11. Indemnification.

(a) To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the New Jersey Business Corporation Act permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 14A:3-5 of the New Jersey Business Corporation Act. Any amendment, repeal or modification of the foregoing provisions of this Section 10 shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

(b) Notwithstanding the indemnification provided for by this Section 10, the Corporation's Bylaws, or any written agreement, such indemnity shall not include any advancement of expenses incurred by such indemnitees relating to or arising from any proceeding in which the Corporation asserts a direct claim against an Indemnitee, or an Indemnitee asserts a direct claim against the Corporation, whether such claim is termed a complaint, counterclaim, crossclaim, third-party complaint or otherwise. Following the termination of any proceeding, the Corporation may provide indemnification in accordance with this Section 10, the Company's Bylaws, any written agreement or the New Jersey Business Corporation Act.

[*Signature Page Follows*]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 27th day of August, 2021.

By: ______________________________
Paul Kelley Dunne, Chief Executive Officer

C-100A Rev. 3/2013
Part 2

Certificate Required to be filed with the

RESTATED CERTIFICATE of INCORPORATION

(For Use by Domestic Corporations)

Pursuant to N.J.S.A.14A:9-5 (5), the undersigned corporation hereby executes the following certificate:

1. Name of Corporation: Utz Technologies, Inc.
2. Restated Certificate of Incorporation was adopted on the 23rd day of July, 2021

(Use the following clause if the Restated Certificate was adopted by the shareholders.)

3. At the time of the adoption of the Restated Certificate of Incorporation, the number of shares outstanding was: The total of such shares entitled to vote thereon, and the vote of such shares was:

Total Number of Shares Entitled to Vote	Number of Shares Voted For	Number of Shares Voted Against
29,034,000	18,000,000	0

At the time of adoption of the Restated Certificate of Incorporation, the number of outstanding shares or each class or series entitled to vote thereon as a class and the vote of such shares, was: (if inapplicable, insert none".)

Class or Series	Total Number of Shares Entitled to Vote	Number of Shares Voted For	Number of Shares Voted Against
Common Stock	29,034,000	18,000,000	0

(Use the following if the Restated Certificate does not amend the Certificate of Incorporation.)

4. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

N/A

(Use the following if the Restated Certificate further amends the Certificate of Incorporation.)

5. This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this corporation by: (insert amendment or amendments adopted. If such amendment is intended to provide for an exchange, reclassification or cancellation of issued shares, insert a statement of the manner in which the same shall be affected.)

See attached.

6. Other Provisions: N/A

Signature:

Date: 27 August 2021

Name: Paul Kelley Dunne

Title: Chief Executive Officer

(Must be Chair. of Board, Pres., or Vice Pres.)